EXHIBIT 23.2
CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-34694, 333-25945, 33-59739, 333-77125, 333-88912, 333-101524, 333-119308, 333-134592, 333-129815) of Foster Wheeler AG (the “Company”) of (i) the references to us in the form and context in which they appear in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2009, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for asbestos-related indemnity and defense costs in such registration statements.
February 22, 2010

Analysis, Research & Planning Corporation
By:	/s/ Thomas Vasquez
Name:	Thomas Vasquez
Title:	Vice President